EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) of The Eastern Company for the registration of 802,728 shares of its common stock pertaining to The Eastern Company 2020 Stock Incentive Plan of our reports dated March 5, 2020, with respect to the consolidated financial statements of The Eastern Company, and the effectiveness of internal control over financial reporting of The Eastern Company included in its Annual Report (Form 10-K) for the fiscal year ended December 28, 2019, filed with the Securities and Exchange Commission.

/s/ Fiondella, Milone & LaSaracina LLP
Fiondella, Milone & LaSaracina LLP

Glastonbury, Connecticut
May 21, 2020